Prathyusha Duraibabu Dear Prathyusha: Success-Based Cash Retention Award Opportunity You are eligible to earn a special cash retention award in the maximum aggregate amount of $193,584 (which is equal to 100% of your Annual Bonus Target amount), less applicable payroll withholdings and deductions, pursuant to the terms and conditions set forth in this letter (“Cash Retention Award”). This special Cash Retention Award does not replace your 2023 annual bonus or your 2024 annual bonus opportunity. Contingent upon and following the successful achievement of the financial milestones defined below and subject to the other terms and conditions in this letter, you are eligible to be paid the Cash Retention Award amounts following achievement of each specific Milestone, as described below: 1) 50% of the Cash Retention Award, upon a Cash Extension (as defined below) in 2024 of $50 million (the “First Milestone”). 2) Additional 25% of the Cash Retention Award, upon a Cash Extension in 2024 of an additional $25 million in excess of $50.0 million (i.e., total Cash Extension of $75 million or more in 2024) (the “Second Milestone”). 3) Additional 25% of the Cash Retention Award upon a Cash Extension in 2024 of an additional $25 million in excess of $75 million (i.e., total Cash Extension of $100 million or more in 2024) (the “Third Milestone”, and together with the First Milestone and the Second Milestone, each a “Milestone”). Upon a Cash Extension of $100 million or more (alone or in the aggregate) in 2024, you would be eligible for the full Cash Retention Award amount. In no event will you receive aggregate amounts in excess of the full Cash Retention Award for the achievement of Milestones. For clarity, there is no partial payment for partially meeting a Milestone, and accordingly, you are not eligible for pro-rated payments upon a Cash Extension of an amount that falls short of an applicable Milestone. Each Milestone may only be met once. Sangamo’s Board of Directors or Compensation Committee thereof (the “Board”), shall determine, in its sole discretion, if and when a Milestone has been met, and no Milestone shall be deemed to occur unless and until written determination by the Board of such attainment (the date of such written determination, the “Certification Date”). If a Milestone is met, and provided that you remain continuously employed by Sangamo on a full-time basis and in good performance standing through the payment date, you will receive the applicable Cash Retention Award amount in a lump sum cash payment on a regularly scheduled payroll date as promptly as practicable following the Certification Date. Treatment upon Termination, Change in Control or Bankruptcy If a Change in Control (as defined below) occurs during 2024 and during your continued employment with Sangamo on a full-time basis and in good performance standing, the Change in Control will constitute a Cash Extension and the CIC Value (as defined below) will be used to determine whether a Milestone has occurred as a result of such Change in Control, on the terms described above. No Cash Retention Award is earned until the Certification Date. If your employment with Sangamo ceases for any reason (including your resignation, your termination by Sangamo, your death or your disability) prior to the Certification Date, you shall not be entitled to any payment of the Cash Retention Award. If Sangamo commences proceedings under a Chapter 7 or Chapter 11 bankruptcy filing (or similar insolvency proceeding), notwithstanding the foregoing, you shall forfeit all rights to any Retention Bonus that has not previously been paid to you. Definitions “Cash Extension” means the net additional amount of cash resources available to fund Sangamo’s operations, as compared to Sangamo’s cash balance as of February 1, 2024, which may be obtained by (i) Sangamo’s actual receipt of cash proceeds generated through issuances of equity securities, business development transactions, and royalty/milestone monetization transactions, in each case net of transaction expenses, and for the avoidance of doubt, excluding the issuance of any indebtedness, and (ii) expense reductions. What constitutes a Cash Extension and the amount of Cash Extension shall be determined by the Board in its sole good faith discretion and such determination shall be final and binding on you. “Change in Control” has the meaning ascribed to the term in the Sangamo 2018 Equity Incentive Plan, as amended. “CIC Value” means the fair market value of the total consideration paid by a buyer (whether to Sangamo or its stockholders) to acquire Sangamo in a transaction that constitutes a Change in Control, as expressed as a dollar amount. The Board shall determine CIC Value in its sole good faith discretion taking into account the value of any non-cash and/or contingent consideration or other circumstances as it determines appropriate given the terms of such Change in Control and all such determinations shall be final and binding on you. Note that it is intended that all payments provided for under this letter satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance thereunder or any state law of similar effect (“Section 409A”), including but not limited to the exemption provided under Treasury Regulations Section 1.409A- 1(b)(4) and in all cases will be paid not later than March 15 of the year following the year in which your right to such amount became vested, and any ambiguities herein shall be interpreted accordingly. It is intended that each installment of any benefit payable under this letter be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). To the extent that an exemption from Section 409A is not available, the payments provided under this letter are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. I appreciate your continued effort and dedication to Sangamo and look forward to a successful 2024 working with you. Best Wishes, /s/ Scott B. Willoughby SVP, General Counsel and Corporate Secretary